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                                                                   EXHIBIT 10.17

                     EXCLUSIVE SOFTWARE LICENSING AGREEMENT

                                     (JAPAN)


         THIS AGREEMENT is made this 17th day of June, 1999 ("EFFECTIVE DATE") between C3D Digital, (hereinafter "C3D Digital"), a Utah, U.S.A. corporation, whose principal place of business is 57 West 200 South #350, Salt Lake City, Ut, and Software Too Corporation (hereinafter "LICENSEE"), a business entity incorporated pursuant to the laws of the country of Japan, as follows:

         WHEREAS, C3D DIGITAL and LICENSEE desire to enter into an agreement for the supply and license of certain computer software in the country of Japan;

         NOW, THEREFORE, C3D DIGITAL hereby appoints LICENSEE as an exclusive Licensee within the country of Japan and all of its legal subdivisions, territories and possessions according to the boundaries accepted by the United Nations. The license of the Products hereunder shall be governed only by the terms and conditions of this Agreement.

     1.  DEFINITIONS

         1.1      Products

              For purposes of this Agreement, Products and defined as any software products offered for sale by C3D DIGITAL as specifically set forth in the addendum attached hereto as "C3D DIGITAL PRODUCTS LICENSE LIST", Addendum A and as modified from time to time by C3D DIGITAL. It is intended that the LICENSEE shall have the right to sell all of the Products.

         1.2      Localization
              "Localization" is defined as translation of the English language version of the document software of the Products into the Japanese language.

         1.3      Territory
              "The Territory" is defined as the country of Japan and all of its possessions and territories as acknowledged by the United Nations.

         1.4      Computer Program
              "Computer Program" is defined as any instruction or plurality of instructions for controlling the operation of a CPU.

         1.5      Customers

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              "Customers" are defined as third party customers of LICENSEE who purchase and/or receive license for the Products for their own internal use or for resale or sublicense in accordance with the terms and conditions herein.

         1.6      End Users
              "End Users" are defined as third party customers of LICENSEE or LICENSEE's Customers who purchase and/or receive license for the Products for their own internal use only.

     2.  ROYALTY  STRUCTURE GOVERNING THE LICENSE

     The royalty structure governing the sale of the products shall be governed by the addendum entitled "ROYALTY STRUCTURE", Addendum B attached hereto and incorporated by reference.

     3.  APPOINTMENT

         3.1      LICENSEE'S Obligations
         LICENSEE shall perform in accordance with the terms and conditions set forth in " LICENSEE'S DUTIES AND OBLIGATIONS", Addendum C attached hereto and incorporated herein by reference.

     4.  ROYALTY PAYMENT

All payments made during the term of this Agreement, or during any renewal terms, shall be made by LICENSEE to C3D DIGITAL based on the addendem entitled "ROYALTY STRUCTURE", Addendum B attached hereto and incorporated by reference via wire transfer to C3D DIGITAL'S bank account at the following designation:

                                   C3D DIGITAL
                          KeyBank National Association
                            Salt Lake City, Ut 84115

                            Routing Number 124000 737
                           Account Number 440580045092

C3D DIGITAL shall be deemed to have been paid at such time as payment is irrevocably credited to its bank account.

The price of the Products shall be quoted and fixed in Japanese Yen.

Payment for the price of the Products shall be made in U.S. Dollar which shall be equivalent to the price of the Products quoted in Japanese Yen at the date of the delivery of the Products.

Exchange rate for above payment shall be the selling rate of the US Dollars quoted by Tokyo Mitsubishi Bank at the date of the Royalty report.

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5.  Force Majure
Neither party shall be liable for any damages or penalties for delay in delivery or for failure to give notice of delay when such delay is due to the elements, acts of God, acts of civil or military authority, fires or floods, epidemics, quarantine restrictions, war (within the legal borders and/or international water limits of the Nation(s) in which either Party to this Agreement is required under the terms of this Agreement to specifically perform), riots, strikes, lock-outs, or other labor disputes, delays in transportation, delays in delivery by vendors and any changes in specifications which are requested by LICENSEE and agreed to by C3D DIGITAL or any other causes, without limitation, which are beyond the reasonable control of the delayed party. The delivery date shall be considered extended by a period of time equal to the time lost as a result of any delay which is excusable under this clause; provided, however, that such extension shall in no event exceed one month and in the event the extension period exceeds one month, LICENSEE may cancel the applicable individual contract.

(s)      RIGHT TO USE THE PRODUCTS

                  Right to Use The Products

         Subject to the terms and conditions of this Agreement, C3D DIGITAL hereby grants to LICENSEE the exclusive right to sell, distribute, and use the Products.

         6.2      Right to Grant C3D DIGITAL sublicenses to Customers

                  6.2.1 Subject to the terms and conditions of this Agreement, LICENSEE shall facilitate the grant of sublicenses on C3D DIGITAL's behalf to its Customers to use the Software, subject to the terms set out herein.

(vii)    REPORTS AND RECORDS

              1.  Required Records

                           LICENSEE shall keep full, clear and accurate records with respect to all copies of the Products sold.

                  7.1.2 LICENSEE shall furnish to C3D DIGITAL within ten (10) days after the end of each month, a statement setting out sales, inventory levels and any such other material transactions. If there were not transactions during that month, that fact be shown on the report.

                  7.2.2    Right to Audit

                  C3D DIGITAL shall have the right, during LICENSEE'S normal business hours, to have an independent account verify the records of LICENSEE regarding the supply of Products that are reasonably necessary to verify the accuracy of reports issued from Section 7.1.2. The account shall

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                  maintain the confidence of such information except to provide
                  C3D DIGITAL with a confirmation of the accuracy of LICENSEE's calculations, or a description of the deviations therefrom.

8.       WARRANTY

         8.1      Software Warranty

                  8.1.1 C3D DIGITAL warrants that it owns and has the right to distribute the Products and grant LICENSEE the right to sell the Products on C3D DIGITAL'S behalf.

                  8.1.2 C3D DIGITAL warrants that the software will conform to the agreed specifications and be free from defects in for a period of one hundred fifty (150) days from the Date of Delivery, or until the time when 90 days have passed from the date on which the Products are or software is delivered to the End Users, whichever is shorter. C3D DIGITAL's only liability under this warranty shall be to repair or replace any such defects.

         8.2      General

                  8.2.1 The above warranties are for the benefit of and shall apply only to LICENSEE.

                  8.2.2 C3D DIGITAL's warranties shall not apply to any defects of the Products, which have has been subjected to accident, neglect, misuse, abuse, vandalism, negligence in transportation or handling, failure of electrical power, air conditioning, humidity control, causes other than ordinary use, or causes beyond C3D DIGITAL's control, or if the Products was not properly maintained by LICENSEE during the warranty period; provided, however that C3D DIGITAL shall have duty to prove the above for its exemption from the warranty obligation.

                  8.2.3 There shall be no warranty or liability for any Products which has been modified by LICENSEE without C3D DIGITAL'Ss prior written approval.

                  8.2.4 The Products outside the scope of these warranties will be furnished at C3D DIGITAL's then current standard charges.

                  8.2.5 C3D DIGITAL shall have full and free access to the Products at LICENSEE's site, subject to the approval of LICENSEE, which shall not be unreasonably withheld.

         8.3      Exclusion of Liability
         There are no warranties, conditions, guarantees or representations as to merchantability or fitness for a particular purpose or other warranties, conditions, guarantees or representations, whether express or implied, oral or in writing, except as expressly stated herein.

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9.       LIMITATION OF LIABILITY

         9.1      LICENSEE's Failure
         In no event will C3D DIGITAL be liable for any loss or damage caused by LICENSEE's failure to perform LICENSEE'S responsibilities.

         9.2.     Consequential Loss
         C3D DIGITAL shall not, in any event, be liable for any indirect, special, emotional or consequential damages, however arising (including, but not limited to loss of anticipated profits) in connection with or arising out of the furnishing, functioning or use of the Products or any item and shall not be liable for any other damages except as provided in this Agreement.

         9.3      Time
         Except in respect of the liability of C3D DIGITAL for personal injury, no action, regardless of form, arising out of the transactions under this Agreement may be brought by LICENSEE more than two (2) years after the cause of the action has accrued.

10.      GEOGRAPHIC LIMITATIONS AND COMPETITIVE PRODUCT RESTRICTION

For the duration of this Agreement, LICENSEE agrees that, unless otherwise specifically authorized in writing by C3D DIGITAL, it will not solicit the sale, license, or supply the Products, maintain an office or branch for that purpose, or hold stocks, directly or indirectly sell or inventory the Products outside the Territory.

11.      INDEMNIFICATION

Except as provided in this Agreement, either party agrees to indemnify and hold harmless the other party, its agents, employees, successors and assigns from and against any and all liabilities, losses, damages, claims, suits and expenses, including legal expenses (including but not limited to attorney's fees), of whatsoever kind and nature imposed on, incurred by, or asserted against the other party, its agents, employees, successors and assigns relating to or arising out of the possession, use, selection, delivery, purchase, lease or operation of the Products, or any failure on the part of the first party to perform or comply with the terms of this Agreement.

12.      PATENTS AND COPYRIGHTS
         12.1     Defense and Indemnification
         Subject to the conditions of this clause, C3D DIGITAL agrees that it will defend LICENSEE, at C3D DIGITAL's cost and expense, and will indemnify and hold harmless LICENSEE, from and against all suits, claims, losses, damages and expenses arising from any actual infringement of any patent, trademark, or copyright, based upon the as a result of import, sale or use of any Products purchased hereunder.

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         12.2     Further Representation
         C3D DIGITAL further represents that as of the date of this Agreement, no suits, claims or proceedings have been made or instituted against C3D DIGITAL alleging that C3D DIGITAL has violated any patent, trademark, copyright, registered design, trade secret or other proprietary right of any third party in relation to the Products.

         12.3     Notice and Defense
         LICENSEE shall give C3D DIGITAL prompt written notice of any such claim or action upon LICENSEE becoming aware of same. In addition, LICENSEE shall, at C3D DIGITAL's cost, provide all reasonable assistance in C3D DIGITAL's defense or settlement efforts and C3D DIGITAL shall have the sole authority to defend or settle such claim.

         12.4     Limitation of Liability
         C3D DIGITAL shall not be liable for any alleged infringement of patent or copyright if such infringement is based upon the use of the Products in combination with other equipment, software, products, or devices not furnished by C3D DIGITAL if such claim would have been avoided but for the modification or combination.

         12.5     Entire Warranty
         The foregoing states the entire warranty and liability of C3D DIGITAL with respect to any alleged or actual patent, trademark, or copyright infringement.

13.      DESIGN CHANGES
Subject to Clause 4.3, C3D DIGITAL reserves the right to make substitutions and modifications in the specifications of Products to be supplied hereunder. C3D DIGITAL assumes no obligation to modify or change any Products previously delivered, or to supply new Products in accordance with earlier specifications.

14.      DOCUMENTATION
Standard documentation will be supplied by C3D DIGITAL in accordance with C3D DIGITAL'S Documentation Policy in effect as of the date an Order is accepted by C3D DIGITAL.

Additional documentation is available under C3D DIGITAL'Ss prevailing terms, conditions and prices.

15.      TERM AND TERMINATION

         15.1     Term
         This Agreement shall commence upon Effective Date, which shall be the day of signing of the agreement. Thereafter, this Agreement shall remain in effect for a period of two years from the Effective Date. This Agreement may be extended upon written approval of the parties for one (1) year. Each such extension shall require written approval.

         15.2     Termination

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         Either party may terminate this Agreement at any time by notice in writing to the other party, if the other party commits an irremediable breach of this Agreement, persistently repeats a remediable breach, or commits any remediable breach and fails to remedy it within thirty (30) days after receipt of notice of the breach. LICENSEE shall be deemed to be in breach if it fails to advertise, provide reasonable and adequate technical support or if it is supporting or selling a directly competitive product. If the other party shall commit an act of bankruptcy, to, or be put into liquidation or receivership, pass a resolution for its winding up (otherwise than for the purpose of amalgamation or reconstruction), or make any assignment for the benefit of its creditors, then the other party may terminate this Agreement forthwith upon notice.

         15.3     Other Remedies
         Termination of this Agreement shall be in addition to any other remedies which either party may have under this Agreement or otherwise.

         15.4     Results of Termination by C3D DIGITAL

                  15.4.1 In the event that termination is properly effected by C3D DIGITAL under the terms and conditions of this Agreement, no residual rights, except as set forth below, shall remain with LICENSEE hereunder, who shall accordingly be obliged to return to C3D DIGITAL, at LICENSEE's sole cost and expense whatever C3D DIGITAL may request in respect of the Products supplied to LICENSEE hereunder, provided that LICENSEE may sell or dispose of any Products to any third party after such expiration or the termination hereof. On return of the Products, C3D DIGITAL shall repay to the LICENSEE the amounts paid in respect of such Products provided they are new unused and in the same condition as when they left C3D DIGITAL's premises.

                  15.4.2 Upon LICENSEE's default in the payment of monies due in addition to other remedies which may be available, C3D DIGITAL shall be authorized to suspend all deliveries and to cancel any pending individual contract orders, and shall render all pending invoices immediately payable.

         15.5     Expiration of Agreement

         In the event that this Agreement shall expire and LICENSEE is in full compliance with all its terms and conditions, LICENSEE shall be permitted to continue selling, on C3D DIGITAL'S behalf, its remaining inventory of Products, on a non-exclusive basis, upon the terms and conditions of this Agreement for a term of six (6) months from the date of expiration. The expiration of this Agreement shall not give rise to the payment of any indemnity whatsoever by either party to the other. In this connection, LICENSEE expressly waives any indemnity for loss of clientele, investments not fully amortized, any employee's termination indemnities and all advertising and media costs.

         15.6     No Release

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         Any expiration and/or termination of this Agreement shall not alter the rights, duties and obligations of the parties pursuant to the terms and conditions of this Agreement, or for any orders accepted by C3D
         DIGITAL individual contracts entered into prior to the date of such expiration and/or termination.

16.      RIGHTS AND CONFIDENTIALITY

         16.1     The Products
         LICENSEE agrees that title and ownership to the Products and proprietary rights therein, and any modifications or upgrades thereof whether made by C3D DIGITAL or LICENSEE, shall remain exclusively with C3D DIGITAL.

         16.2     Proprietary Information
         LICENSEE agrees that all plans, drawings, specifications, and other information supplied by C3D DIGITAL to LICENSEE, or derived therefrom, including the Products and all information relating to them ("the Confidential Information") except for the ones which are already known to LICENSEE at the time of disclosure or the ones which are provided by any third party, shall remain the property of C3D DIGITAL. LICENSEE agrees to use its best efforts (which in any event shall not be less than the efforts LICENSEE takes to ensure the confidentiality of its own proprietary and other confidential information) to keep any and all of the Confidential Information secret and confidential, and shall not copy or publish or disclose it to others, or authorize its employees or agents or anyone else to copy, publish or disclose it to others, except as provided in this Agreement, or with C3D DIGITAL's written approval, and shall return such Confidential Information to C3D DIGITAL at its request.

         16.3     Duties upon Termination
         Except as provided for herein, upon termination of the License herein granted, LICENSEE shall deliver to C3D DIGITAL all material furnished by C3D DIGITAL pertaining to the Confidential Information and shall not thereafter make any use of it whatsoever.

17.      ASSIGNMENT AND SUBCONTRACTING

         17.1     Assignment by LICENSEE
         This Agreement is personal to LICENSEE, and LICENSEE may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of C3D DIGITAL.

         17.2     Assignment by C3D DIGITAL
         C3D DIGITAL may delegate the performance of any of its obligations hereunder to any corporation which controls, is controlled or is under common control with C3D DIGITAL; provided that C3D DIGITAL shall remain liable for performance of the obligations so delegated. In addition, C3D DIGITAL may assign its rights to payments due and owing to it hereunder.

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18.      NOTICE REQUIREMENT

         18.1     Notice to the Bank of Japan
         The parties acknowledge and agree that LICENSEE shall notify the Bank of Japan, if it deems the same necessary, pursuant to the Foreign Exchange and Foreign Trade Control Law.

         18.2     Notice to the Fair Trade Commission
         The parties further acknowledge and agree that LICENSEE, if LICENSEE deems it necessary, shall report the conclusion of the Agreement to the Fair Trade Commission within thirty (30) days after the execution thereof.

         18.3     Preparation and Submission of Required Notices
         LICENSEE shall prepare the notifications and reports mentioned in the prior paragraph. C3D DIGITAL shall cooperate with and assist LICENSEE by furnishing all information needed therefor. C3D DIGITAL or its agents shall have the right fully participate in all aspects of the procedures for preparing such notifications and reports, and shall be allowed to examine all documents prior to their submission to the appropriate authorities.


         18.4     Notice to C3D DIGITAL
         LICENSEE shall furnish copies to C3D DIGITAL of satisfactory evidence of the government notifications and reports made by it pursuant to this Article.

19.      GENERAL TERMS AND CONDITIONS

         19.1 No Waiver
         Failure by C3D DIGITAL the party hereto to enforce at any time or for any period of time the provisions of this Agreement shall not be construed as a waiver of such provisions, and shall in no way affect C3D DIGITAL's right to later enforce such provision.

         19.2  Severability
         If any part of this Agreement is determined by any court or tribunal of competent jurisdiction to be wholly or partially unenforceable for any reason, such unenforceability shall not affect the remaining parts of this Agreement.

         19.3  Remedies
         All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.

         19.4  Independent Third Party

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         LICENSEE is not and will not hold itself out as the representative, agent, commission-sales agent, servant or employee of C3D DIGITAL for any purpose. This Agreement creates no relationship of joint venture, partnership, limited partnership, or agency between the parties, and the parties hereby acknowledge that no other facts or relations exist that would create any such relationship between them. Neither party has any right or authority to assume or to crease any obligation or responsibility on behalf of the other party except as may from time to time be provided by written instrument signed by both parties.

         19.5  Headings
         The headings contained in this Agreement are for convenience only and shall not affect the interpretation or meaning of this Agreement.

         19.6  Survival
         Notwithstanding the expiration or termination of this Agreement or any renewal period hereof, it is acknowledged and agreed that those rights and obligations which by their nature are intended to survive such expiration or earlier termination shall survive.

         19.7  Entire Agreement

         This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings and negotiations with respect to the subject matter thereof. This Agreement may not be changed or modified except by a written instrument duly executed by each of the parties hereto.

         19.8  Law, Jurisdiction, Arbitration

                  19.8.1   Governing Law
                  The formation, validity, construction and performance are governed by statutory, decision or other laws of the State of Utah, United States of America, as of the date hereof.

                  19.8.2   Arbitration
                  All disputes, controversies or differences which may arise between the parties hereto, out of or in relation to or in connection with this Agreement, or for any breach hereof, shall be settled by arbitration in Salt Lake City, Utah, U.S.A.
                  The "appointing authority" provided for in said rule shall be the American Arbitration Association. The prevailing party in any such arbitration shall be entitled to an award of costs and attorneys' fees.

                  1        Jurisdiction
                  In the event litigation shall, for any reason, ensue between the parties in connection with this Agreement, the exclusive forum and jurisdiction shall be the U.S. Federal District Court of Utah, Salt Lake City, Utah, U.S.A..

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20.      NOTICES

All notices required or desired to be given hereunder shall be in writing and if not personally delivered, be sent by telex or facsimile (with a copy by ordinary mail) or by registered or recorded delivery. If faxed or personally delivered, notices shall be deemed to have been given on the day when personally delivered or faxed, addressed to the other party at the address for service specified herein, provided that either party may from time to time change the address to which notices to it are to be sent by giving notice of such change to the other party. If mailed by registered or certified mail, notices shall be deemed to have been given when received unless otherwise specifically stated.

Mail To: C3D Digital, Inc.
Attn: Dennis Derrick
567 South Valley View Drive
St. George, Utah 84770



Mail To: Software Too
         Attn:


LICENSEE acknowledges that it has read and agrees to the terms and conditions contained in this Agreement.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives as of the date set forth below.

DATED this 17th day of June, 1999.


 /s/ Dennis Derrick
-------------------------------------------
Dennis Derrick, Vice President
3D.COM (A subsidiary of C-3D Digital, Inc.)



SOFTWARE TOO CORP.


 /s/
---------------------


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                                   Addendum A

C3D DIGITAL PRODUCTS LIST








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                                   Addendum B

ROYALTY STRUCTURE

LICENSEE shall compensate C3D DIGITAL as follows:

I.       ROYALTY:

LICENSEE agrees to guarantee $96,000 a month for six months from the signing of this agreement. Any sales above $96,000 shall go to pay down the current inventory credit outlined in Addendum D. C3D DIGITAL shall receive royalty payments based on the following: 10,000 minimum payment. Any sales above the minimum payments shall go to pay down the current inventory credit.

A.  General License
Thirty percent (30%) of the Japan list price (Yen) on localized and English language version sold through channels (i.e., stores and middlemen).

B.  Sales to Educational Institutions
Thirty Five percent (35%) of the Japan list price (Yen) on localized and English language version sold to accredited academic institutions.

C.  Direct Sales to End Users
Thirty Five percent (35%) of the Japan list price (Yen) on localized and English language version sold to End Users.

D.  Market Development Fund
An additional Five percent (5%) shall be made available 2 years or until this fund pays $150,000.

II.      BUNDLING:

The parties recognize that circumstances may arise in which either LICENSEE or C3D DIGITAL may choose to bundle the Products with other software, or C3D DIGITAL may choose to bundle the Product with third-party hardware Products. It is agreed that, in such event, the discounts to be paid to LICENSEE C3D DIGITAL will be determined on a case-by-case basis. The parties acknowledge that each such bundling arrangement may differ sufficiently that a standard discount cannot be set in this Agreement. Accordingly, the parties agree to negotiate in a good faith and commercially reasonable manner to determine the appropriate discount amount.



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                                   Addendum C

LICENSEE'S DUTIES AND OBLIGATIONS OUTLINES

1.   Maintain adequate experienced personnel and facilities, as follows: .


2. Use best efforts to promote supply of products within the Territory, as follows: .


3.   Provide technical support, as follows:


     __First call support level, like installation instruction, etc.

     -----------------------------------------------------------------------

     -----------------------------------------------------------------------





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                                   Addendum D

INVENTORY CREDIT

C3D Digital agrees to grant LICENSEE a credit of $945,042.26 for the returned inventory units stocked as of March 31, 1999 at LICENSEE's warehouse. The list of returned units is attached as Attachement 1.

The credit shall be paid down with the royalty amounts that exceed the monthly guarantees as defined in Addendum B.






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